Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 9 dated August 14, 2026 relating to the $1.95 Series A Cumulative Convertible Preferred Shares, par value $0.01 per share, of RLJ Lodging Trust shall be filed on behalf of the undersigned.

INFRASTRUCTURE CAPITAL ADVISORS, LLC By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer

VIRTUS INFRACAP U.S. PREFERRED STOCK ETF, A SERIES OF ETFIS SERIES TRUST I By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer

JAY HATFIELD By: /s/ Jay Hatfield

INFRACAP EQUITY INCOME FUND ETF, A SERIES OF SERIES PORTFOLIOS TRUST I By: /s/ Samuel Caffrey-Agoglia
Name: Samuel Caffrey-Agoglia
Title: General Counsel and Chief Compliance Officer